Viking Global Investors LP Form 3

EXHIBIT 24.2

POWER OF ATTORNEY

February 9, 2021

David C. Ott hereby makes, constitutes and appoints Andrew M. Genser, Matthew H. Bloom and Scott M. Hendler, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (both in the undersigned’s individual capacity and as a manager or member of any limited liability company, as a partner of any partnership, as an officer of any corporate or other entity, or in the undersigned’s capacity in a position similar to the foregoing at any entity), to execute and deliver such forms, schedules, statements and other documents as may be required to be filed from time to time with the Securities and Exchange Commission with respect to: (i) Sections 13(d), 13(g), 13(f), 13(h) and 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, Schedule 13D, Schedule 13G, Form 13F, Form 13H, Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.

This power of attorney shall be valid from the date hereof and shall remain in full force and effect until revoked by the undersigned in a signed writing, or, in respect of any attorney-in-fact named herein, until such person ceases to be an employee Viking Global Investors LP or one of its affiliates.

/s/ David C. Ott .

Name: David C. Ott